DATED                                   2001

FROM: ELCOM HOLDINGS LIMITED (Company No. 02838561) whose registered office is at First Floor Bouverie House, 154 Fleet Street, London EC4A 2JD ("Elcom Holdings") and


          ELCOM INFORMATION TECHNOLOGY LIMITED (Company No. 02977666) whose registered office is at First Floor Bouverie House, 154 Fleet Street, London EC4A 2JD ("Elcom Technology")

TO: AJJP LIMITED (Company No. 04336259) whose registered office is at 10 Old Bailey, London EC4M 7NG ("Newco")

OPERATIVE PROVISIONS

1         Definitions and interpretation

1.1       In this document, the following definitions apply:

2001 Performance    as defined in clause 7.1;
Consideration

2002                as defined in clause 7.3;
Performance
Consideration

Accounts Date       31 December 2000;

Agreed Form         a form agreed  between Elcom  Holdings and Newco,  a copy of which has been initialled for the purpose of identification by or on behalf of the parties;

Ancillary Offer
Documents                the Lloyds TSB Novation Agreement, the Property
                         Document, the Elcom Logo Licence, the Starbuyer
                         Trademark Licence and the Domain Name

                    Transfer Documents;

Ancillary Rights    save to the extent they are or relate to Excluded  Assets or
                    Excluded Liabilities,  all rights of or enjoyed by the Elcom
                    Group against, and all obligations owing to the Elcom Group by, third parties whether in contract, tort or otherwise in respect of or relating to the Business and/or Assets (to the extent only, in each case, that they so relate) including, but not limited to, all rights under any manufacturers" or suppliers" or other third party guarantees, representations or warranties (whether express or implied), and claims made under or in respect of those and remaining unsatisfied at or following the Effective Time of Sale;

Assets              the assets and rights offered for sale to Newco under clause
                    2.1;

Assumed
Liabilities         all liabilities  and obligations  that the Elcom Group would
                    (but for this Offer) have at or following the Effective Time of Sale in connection with or arising from the carrying out of the Business in the ordinary course including, without limitation, the liabilities and obligations relating to or arising from:

                    (a)       the Contracts

                    (b)       the Assets,

                    (c)       the liabilities  and  obligations  relating to the
                              Employees   agreed  to  be  assumed  by  Newco  in
                              accordance with clause 10,
                    and

                    (d) the liabilities and obligations relating to the Property Assets agreed to be assumed by Newco in accordance with the Property Document (other than, in each case, those Excluded Liabilities listed in part II of schedule 3);

Balance Sheet
Assumed
Liabilities         as defined in clause 8.2;

Audited Accounts    the audited  balance  sheet as at the Accounts  Date and the audited profit and loss account for the financial year ended on the  Accounts  Date  of  Elcom  Holdings,  including  the
                    directors"   report  and  notes   ("financial   year"  being
                    determined in accordance with s223 Companies Act 1985);

Book Debts          (a)       the trade debts owed to Elcom;

                    (b) the benefit of payments made in advance paid by Elcom at the Effective Time of Sale in connection with the Business and/or Assets (including all securities and negotiable instruments) and/or the Leases given to Elcom in payment or satisfaction of such debts;

                    (c) the Relevant Debts and all residual rights of Elcom relating to the Lloyds TSB Agreements to any Debts and Related Rights (as those terms are defined in the Lloyds TSB Agreements) the subject of the Lloyds TSB

                              Agreements to the extent not novated to Newco under the Lloyds TSB Novation Agreement; and

                    (d) the benefit of all amounts owing to members of the Elcom Group under the underleases referred to in the Property Document;

Business the information technology products reseller business carried on by Elcom Holdings (or by Elcom Technology as agent for Elcom Holdings) in the United Kingdom and/or Eire immediately before Completion;

Business Day        a day  (other  than a  Saturday  or  Sunday)  on  which  the clearing banks in the City of London are open for business;

Business IPR        Elcom"s  interest in  copyright  and rights in the nature of copyright, moral rights, know-how, confidential information, and any other intellectual property rights (not being the business names forming part of the Goodwill or the Domain
                    Names or the subject of the licensing or user arrangements provided in the Ancillary Offer Documents or any of them) to the extent used for the purposes of the Business;

Completion          the  completion  of the sale of the  Business  and Assets in accordance with clause 4;

Completion Balance
Sheet the balance sheet of the Business as of the Effective Time of Sale prepared in accordance with clause 8;

Completion Date     31 December 2001;

Consent Contracts   the Contracts listed or referred to in part II of schedule 7 and all other  Contracts in relation to which the consent of a person  other than Elcom is  required  to assign the Elcom
                    Group"s  rights   thereunder  to  Newco  or  to  effect  the
                    substitution of Newco as a party in place of the member of the Elcom Group party thereto;

Contracts           the contracts of Elcom  Holdings (or of other members of the
                    Elcom Group where  party to a contract  for the  purposes of the Business) at the  Effective  Time of Sale in relation to the  Business  listed  or  referred  to in parts I and II of schedule 7 and all other supplier and customer contracts and orders and contracts and engagements for the purchase,  hire purchase, lease or rental or use of Assets by Elcom Holdings in and for the purpose of the Business but excluding (a) the
                    Leases  (which  are   transferred  in  accordance  with  the
                    Property Document) (b) contracts of employment and (c) any contracts forming part of, or relating to, the Excluded
                    Assets;

Domain Names        the  internet   domain   names  and  related   registrations
                    particulars of which are set out in schedule 8;

Domain Name
Transfer Documents  the  document(s)  in Agreed Form or otherwise  necessary for the transfer of the Domain Name registrations to Newco;

Effective Time
of Sale             midnight at the end of the Completion Date;

Elcom each of Elcom Holdings and (to the extent only that it has acted as agent of Elcom Holdings for the purpose of carrying on the Business) Elcom Technology;

Elcom Disclosure
Letter the letter (if any) dated with the same date as this document from Elcom to Newco relating to certain of the Elcom Warranties;

Elcom Group         Elcom,  its ultimate  holding  company and their  respective
                    Subsidiary Undertakings for the time being and from time to time;

Elcom Management    Robert Crowell, Michael Templeman and Peter Rendall;

Elcom Systems       Elcom Systems Limited (Company number 3141508)

Elcom Logo
Licence             the  licence  for Newco to use the Elcom  logo in the Agreed
                    Form;

Elcom
Warranties          the warranties  given by Elcom Holdings  contained in clause
                    16 and part I of schedule 5;

Employees           all employees of Elcom  employed  solely or for the majority of their time for the purpose of the Business including those employees named in part I of schedule 6 but expressly excluding those employees named in part II of schedule 6 who shall remain with Elcom for the purpose of continuing the Retained Business;

Excluded Assets     the assets listed in part I of schedule 3;

Excluded
Liabilities         all liabilities  of the Elcom  Group other than the Assumed
                    Liabilities including, without limitation, the liabilities listed in part II of schedule 3;

First Quarter       as defined in clause 7.1;

Fixed Plant and
Equipment           such of the Plant and  Equipment  as is  annexed to or forms part of any of the  Properties  as  fixtures  (as defined in
                    s1(1)  Capital   Allowances  Act  1990)  (which  are  to  be
                    transferred  to  Newco  in  accordance   with  the  Property
                    Document);


Former Restricted
Employee a person who was a Restricted Employee and whose employment with the relevant member of the Elcom Group or, as the case may be, Newco was terminated within the six (6) month period preceding the proposed employment by a member of the Elcom Group or, as the case may be, Newco;


Goodwill the goodwill of each member of the Elcom Group in relation to the Business, together with the sole and exclusive right for Newco to represent itself as carrying on the Business in succession to Elcom Holdings, in the United Kingdom and Eire under the name "Elcom Information Technology", "Elcom Information Services", "Starbuyergold", the Domain Names and (to the extent permitted by the Starbuyer Licence) "Starbuyer";

Interim Period      as defined in clause 5.1;

Leases the leases or underleases under which the Properties are held;

Lloyds TSB
Agreements          the Debt Purchase  Agreements  between Lloyds TSB Commercial
                    Finance Limited and Elcom relating to certain finance arrangements of the Business as defined and referred to in the Lloyds TSB Novation Agreement;


Lloyds TSB
Novation Agreement the agreement between Lloyds TSB Commercial Finance Limited, Elcom and Newco for the novation to Newco of certain finance arrangements of the Business in the Agreed Form;

Newco Disclosure
Letter the letter (if any) dated with the same date as this document from Newco to Elcom Holdings relating to certain of the Newco Warranties;

Newco Management    Tony Davis, Paul Rousou and Judith Quoroll;

Newco Warranties    the  warranties  given by Newco  contained  in clause 17 and part II of schedule 5;

November Management
Accounts Elcom Holding"s management accounts for November 2001 to the extent referable to the Business, in the Agreed Form

Offer the offer by Elcom to Newco made in clause 2 and "Offer" includes that offer, if accepted by Newco, as so accepted;

Payment Settlement
Date                as defined in clause 4.3;

Performance
Consideration       as defined in clause 7.5;

Plant and Equipment all of  Elcom  Group"s  interest  in the  plant,  machinery, vehicles and other chattels (other
                    than Stock and Fixed Plant and Equipment) owned and/or used by Elcom Group at the Effective Time of Sale to the extent used in connection with the Business, including items which, although subject to reservation of title by the vendors, are under the control of Elcom Group;

Prepayments         the  benefit of all  prepayments  made by the Elcom Group in respect of obligations of the Business referable to the period after the Effective Time of Sale;

Pro Forma
Novation Deed       the pro forma novation deed for the novation of Contracts in the Agreed Form;

Property Assets     the Properties and the Fixed Plant and Equipment;

Properties          the premises described in schedule 1;

Property Document   the  Agreement  for Sale in  respect  of the  Properties  in
                    Agreed Form;

Records all written and/or computer books of account, income and expenditure records, Employee related records and tax records, records relating to Stock, invoices, information relating to customers and suppliers and all price lists, catalogues, sales, promotional and advertising literature which in each case are within the control of Elcom Holdings and to the extent that they relate to the Business and/or the Assets and/or the Property Assets other than the Retained Records;

Relevant Actions    as defined in clause 12.1;

Retained Records    to the extent  that they relate to the  Business  and are in existence at the Effective Time of Sale all:

                    (a) records which the Elcom Group is under the provisions of this agreement entitled to retain or is by law required to retain (including VAT records and records relating to other Taxation, minute books relating to directors" and shareholders" meetings and statutory books);

                    (b) records relating to Excluded Assets and Excluded Liabilities; and

                    (c) any records and papers which would, but for an election by Newco, constitute Records in respect of which Newco makes an election that the relevant record should be retained by Elcom;

Relevant Debts      those debts of the Business  which at the Effective  Time of
                    Sale have Vested (as defined in the Lloyds TSB Agreements) in Lloyds TSB Commercial Finance Limited pursuant to the
                    Debt  Purchase  Agreements  referred  to in the  Lloyds  TSB
                    Novation Agreement, or any of them; and

Reseller Gross
Margin              as defined in clause 7.6;

Restricted
Employee            in relation to:

                    (a) an employee of Elcom Systems who is or was engaged or employed (whether as a software engineer or in a similar technical function) in the creation or development or implementation of the PECOS technology; and


                    (b) in relation to each member of the Elcom Group or Newco, an individual who is or was engaged or employed as an employee, director or (if in a capacity in which he obtained confidential information about the Business or the Retained Business) as a consultant by them respectively;

Retained Business   all  business  carried  on at any  time by Elcom or by Elcom
                    Systems, excluding the Business;


Second Quarter      as defined in clause 7.3;

Stock Elcom Group"s interest in the computer equipment, computer peripherals and associated parts and all other stock, including work in progress, finished goods and goods for resale, owned and/or contracted to be acquired (even if subject to retention of title arrangements) by Elcom Holdings at the Effective Time of Sale for the purposes of or in connection with the Business;

Subsidiary
Undertaking         as defined in section 258 Companies Act 1985

Tax or Taxation     includes all forms of duties, contributions and withholdings in the nature of taxation, and sums payable on account of them, charged or demanded by a Taxation Authority (including without limitation VAT and amounts payable as a result of counteraction, adjustment or set off by a Taxation
                    Authority in relation to a liability to tax, interest on unpaid tax, repayment of tax or interest or repayment supplement in respect of a repayment of tax) and all amounts recoverable by a Taxation Authority as if they were Taxation
                    (or by any other person by virtue of an entitlement arising by operation of law or document in relation to Taxation) and shall be deemed to include the cost of removing any charge over assets imposed by any Taxation Authority and in each case all charges, interest, fines, penalties and surcharges incidental, or relating, to the same;

Taxation Authority  the  Inland  Revenue,  HM  Customs  and Excise and any other governmental, state, federal or other fiscal, revenue, customs or excise authority, department, agency, body or office whether in the United Kingdom or elsewhere in the world having authority or jurisdiction for any Taxation purpose;

TUPE Regulations    the  Transfer of  Undertakings  (Protection  of  Employment)
                    Regulations 1981 and the  implementation  of the EC Acquired
                    Rights Directive 77/187;

Value of the Assets as defined in clause8.2;

VAT                 value added tax;

VATA                Value Added Tax Act 1994; and

VAT
Regulations         Value Added Tax Regulations 1995 (SI

                    1995/2518).

1.2       A reference to a statutory provision includes a reference to:

          1.2.1 a statutory amendment, consolidation or re-enactment made before the date of this document;

1.2.2 statutory instruments or subordinate legislation or orders made under the statutory provision before the date of this document; and

1.2.3 statutory provisions of which the statutory provision is an amendment, consolidation or re-enactment;

          but does not include a substituted provision.

1.3 References to a statutory provision applying in England and Wales shall, where the context requires, be replaced by references to the nearest corresponding provision or principle in the local jurisdiction and references to a governmental, local governmental or administrative authority or agency shall be replaced by references to the nearest equivalent governmental, local governmental or administrative authority or agency in that jurisdiction.

1.4       Reference to:

          1.4.1 a person includes a legal or natural person, partnership, trust, company, government or local authority department or other body (whether corporate or unincorporate);

          1.4.2 an individual includes, where appropriate, his personal representatives;

          1.4.3 the singular includes a reference to the plural and vice versa; and

          1.4.4     one gender includes all genders.

1.5       Unless  otherwise  stated,  a  reference  to a clause,  sub-clause  or schedule is a reference to a clause or a sub-clause of, or a schedule to, this document and a reference to this document includes its schedules.

1.6 Clause headings in this document and in the schedules are included for ease of reference only and do not affect its construction.

1.7 In construing this document the so-called ejusdem generis rule does not apply and accordingly the interpretation of general words is not restricted by words indicating a particular class or particular examples.

1.8 Newco shall be deemed (for the purposes of construction only) on acceptance of the Offer to be a "party" to this document.

2         Offer to sell

2.1 Elcom offers to sell (or procure the sale) to Newco as at the Effective Time of Sale the Goodwill and all the interests of the Elcom Group in the following assets (other than the Excluded Assets and Excluded Liabilities) owned as assets of the Business and/or used (to the extent only so used) for the purposes of carrying on the Business (together with the Goodwill, the "Assets"):

          2.1.1     the Business IPR;

          2.1.2     the Domain Names;

          2.1.3     the Plant and Equipment;

          2.1.4     the Stock;

          2.1.5     the benefit (subject to the burden) of the Contracts;

          2.1.6     the Book Debts and Prepayments;

          2.1.7     the Records;

          2.1.8     the Ancillary Rights

          in each case subject to and on the terms of this document.

2.2 The provisions of the Property Document shall apply in relation to the transfer of the Properties and the Fixed Plant and Equipment.

2.3 Subject to clause 2.1, Elcom shall sell or procure the sale of the Assets with full title guarantee free from all charges, liens and encumbrances save for:

          2.3.1 retention of title provisions relating to the Stock which have arisen in the ordinary course of business;

          2.3.2 liens and similar or analogous third party rights which have arisen in the ordinary course of business or by operation of law;

          2.3.3     any encumbrance or other security  interest arising from the
                    Lloyds  TSB  Agreements   and/or  the  Lloyds  TSB  Novation
                    Agreement;

          2.3.4 anything fairly disclosed in the Elcom Disclosure Letter (if there is one);

          2.3.5 any charges, liens or encumbrances which at the time of acceptance by Newco of the Offer were known to, or had been created by, any of Newco Management; and

          2.3.6     the terms of the Contracts.

2.4 The provisions of clause 12 (Adverse Claims resulting from Elcom Management actions) shall apply in respect of encumbrances over assets created by Relevant Actions.

3         Consideration

3.1 Subject to clause 3.3, the consideration payable by Newco to Elcom Holdings for the Business and the Assets shall be (Pound Sterling)1,360,000 plus an amount equal to the Value of the Assets (together the "Gross Value").

3.2 The consideration shall be satisfied as to an amount equal to the Balance Sheet Assumed Liabilities by Newco agreeing to assume and discharge them in accordance with clause 9 and as to any balance due by payment in cash by Newco to Elcom Holdings in accordance with clause 4.3.

3.3 If the Balance Sheet Assumed Liabilities exceed the Gross Value, Elcom Holdings shall pay to Newco an amount equal to the excess as provided in clause 4.3.

3.4 The consideration shall be apportioned between the Assets as detailed in schedule 4.

4         Acceptance and Completion

4.1 The Offer shall remain open for acceptance until midnight on the date of this document and Newco may only accept this Offer by:

          4.1.1 paying (Pound Sterling)1 (One Pound) to each of Elcom Holdings and Elcom Technology; and

          4.1.2     executing  and  delivering  to Elcom  Holdings the Ancillary
                    Offer   Documents   (subject  to  and   conditionally   upon
                    Completion),

          on or before 12.00 midnight on the date of this document.

4.2       If Newco accepts the Offer,  Completion  shall take place on or before
          12.00 midnight on the Completion Date when the following shall take place in the order stated:

          4.2.1 Elcom shall execute the Lloyds TSB Novation Agreement and Newco shall procure that the Lloyds TSB Novation Agreement is duly entered into by all of the other parties thereto;

          4.2.2 to the extent not already done so, Elcom shall execute or deliver to Newco and, where another member of the Elcom Group is party thereto procure that the relevant member of the Elcom Group shall execute or deliver to Newco on Completion or (in the case of the Domain Name Transfer Documents) within 90 days of Completion the Ancillary Offer Documents to which they are respectively party;

          4.2.3 Elcom shall procure that the Special Resolutions for changes of name referred to in clause 18 are duly passed and that filing copies of those resolutions are delivered to Newco;

          4.2.4 Elcom Holdings shall make available for collection and/or entry by Newco all the Assets which are capable of passing by delivery, together with all relevant documents of title within the Elcom Group"s control.

4.3 Payment of any amount payable pursuant to clause 3.2 or 3.3 shall be made within five Business Days after the Value of the Assets and the Balance Sheet Assumed Liabilities have been finally agreed or determined in accordance with the provisions of clause 8 (that fifth Business Day being the "Payment Settlement Date").

4.4 Amounts due as provided in clause 4.3 shall be paid by way of electronic funds bank transfer for same day value to:

4.4.1     if payable to Elcom Holdings:

          NatWest Bank
          118 High Street
          Slough
          Berkshire

          Sort Code       60-19-28
          Account         80812732

          ; and

4.4.2     if payable to Newco:

          Lloyds TSB Bank
          123 High Street
          Slough
          Berkshire
          Sort Code       30-97-73
          Account         02917843

4.5 The Offer (and its acceptance and resulting acts) may not be rescinded or terminated by Elcom or Newco after Completion.

5         Conduct of Business pending Completion

5.1 Elcom shall procure that Elcom Management shall in the period following acceptance of the Offer and up until Completion (the "Interim Period") and unless otherwise agreed by Newco in writing:

          5.1.1 procure that (subject to any force majeure event) the Business is carried on in the same manner as prior to the date of this agreement;

5.1.2 not create, extend, grant or issue a mortgage, charge, debenture or other security over any of the Assets;

5.1.3 not engage in a transaction which is not made on a bona fide arm"s length basis in the normal course of the Business;

5.1.4 not enter into a long-term or abnormal contract in connection with the Business;

5.1.5 not do, procure or allow anything which may cause or constitute a breach of the Elcom Warranties or the Newco Warranties;

5.1.6 promptly disclose, in writing to Elcom Holdings, or, as the case may be, Newco, anything which becomes known to any of them prior to Completion which is inconsistent with either the Elcom Warranties or the Newco Warranties or the contents of either the Elcom Disclosure Letter (if there is one) or the Newco Disclosure Letter (if there is one), or which would result in any of the Elcom Warranties or the Newco Warranties not being accurate or capable of being performed or either disclosure letter not being complete at Completion with reference to the facts or circumstances then applying, or which might be material to be known by a buyer for value of the Business or any of the Assets;

          5.1.7 ensure that nothing is done in the Interim Period which is outside the ordinary course of Business.

5.2 Nothing done by Elcom in the Interim Period by or on the instructions of, or with the clear consent of, Tony Davis or Paul Rousou or Judy Quoroll (except for anything done by them outside the ordinary course of Business on direct written instructions of Elcom) shall constitute a breach of clause 5.1.

6         Title and risk

6.1 Notwithstanding that in accordance with the terms of the Offer the total purchase price for the Assets may not be paid in full on Completion, Elcom agrees that, on and subject to the terms of the Offer, the Elcom Group"s rights in respect of, and title to, the Assets shall pass to Newco absolutely.

6.2 On Completion, the risk of loss or damage to the Assets shall pass to Newco.

7         Performance consideration

7.1 If the Reseller Gross Margin (as defined in clause 7.6) in the period from 1 October until 31 December 2001 (the "First Quarter") is equal to or greater than (Pound Sterling)1,741,000, Newco shall pay Elcom Holdings the amount set out in the second column below opposite the relevant range of Reseller Gross Margin amounts set out in the first column below (the "2001 Performance Consideration"):

(Pound Sterling)1,771,000 or greater                     (Pound Sterling)100,000
(Pound Sterling)1,761,000-(Pound Sterling)1,770,999      (Pound Sterling)70,000
(Pound Sterling)1,751,000-(Pound Sterling)1,760,999      (Pound Sterling)40,000
(Pound Sterling)1,741,000-(Pound Sterling)1,750,999      (Pound Sterling)10,000

7.2 If applicable, Newco shall pay the 2001 Performance Consideration or, if appropriate, any undisputed amount of the 2001 Performance Consideration, in cash to Elcom Holdings or such other person as Elcom Holdings directs, no later than 31 March 2002 or (as regards any amount of 2001 Performance Consideration still in dispute at that date) within fourteen days of the amount (if any) thereof payable being determined under clause 7.5.

7.3 If the Reseller Gross Margin in the period from 1 January until 31 March 2002 (the "Second Quarter") is equal or greater than (Pound Sterling)2,128,000, Newco shall pay Elcom Holdings the amount set out in the second column below opposite the relevant range of Reseller Gross Margin amounts set out in the first column below (the "2002 Performance Consideration"):

(Pound Sterling)2,218,000 or greater                   (Pound Sterling)300,000
(Pound Sterling)2,208,000-(Pound Sterling)2,217,999    (Pound Sterling)270,000
(Pound Sterling)2,198,000-(Pound Sterling)2,207,999    (Pound Sterling)240,000
(Pound Sterling)2,188,000-(Pound Sterling)2,197,999    (Pound Sterling)210,000
(Pound Sterling)2,178,000-(Pound Sterling)2,187,999    (Pound Sterling)180,000
(Pound Sterling)2,168,000-(Pound Sterling)2,177,999    (Pound Sterling)150,000
(Pound Sterling)2,158,000-(Pound Sterling)2167,999     (Pound Sterling)120,000
(Pound Sterling)2,148,000-(Pound Sterling)2,157,999    (Pound Sterling)90,000
(Pound Sterling)2,138,000-(Pound Sterling)2,147,999    (Pound Sterling)60,000
(Pound Sterling)2,128,000-(Pound Sterling)2,137,999    (Pound Sterling)30,000

7.4 If applicable, Newco shall pay the 2002 Performance Consideration or, if appropriate, any undisputed amount of the 2002 Performance Consideration, in cash to Elcom Holdings or such other person as Elcom Holdings directs, within fourteen (14) days of the 2002 Performance Consideration being determined in accordance with clause 7.5.

7.5       For the purposes of  determining  the 2001  Performance  Consideration
          and/or  the  2002  Performance   Consideration  (each  a  "Performance
          Consideration") Newco and Elcom Holdings shall:

          7.5.1 each use its best endeavours to agree the relevant Performance Consideration within 10 Business Days following the date of completion of the management accounts for the last month of the relevant Quarter;

          7.5.2 if Newco and Elcom Holdings fail to agree the relevant Performance Consideration or any part of it, each shall refer the matter without delay to its respective chairman of its board of directors who shall use their best endeavours to agree the relevant Performance Consideration; and

          7.5.3 if within 5 Business Days of any disputed amount having been referred to the respective chairmen, the relevant
                    Performance Consideration cannot be agreed, the determination of the Performance Consideration shall be referred for final settlement to a firm of chartered accountants nominated jointly by Newco and Elcom Holdings or, failing nomination within 5 Business Days after request by either of them, nominated at the request of either of them by the president for the time being of the Institute of Chartered Accountants in England and Wales. The accountants may call for Newco to deliver to them such documents as they reasonably consider necessary. In making their determination the accountants shall act as experts and not as arbitrators, and (in the absence of manifest error) their decision shall be final and binding on the parties. Their fees shall be borne and paid by Newco and Elcom Holdings in such proportions as the accountants determine.

7.6 The "Reseller Gross Margin" means turnover less cost of sales of Newco, accounted for on the basis of the same accounting policies used by Elcom Holdings immediately before Completion.

7.7 Newco shall grant Elcom Holdings access to such of Newco"s books, records, documents, auditors and staff (and permit Elcom Holdings to take copies of) as Elcom Holdings considers reasonably necessary to verify Newco"s calculation of Reseller Gross Margin provided that Elcom Holdings shall treat all information so obtained as confidential.

7.8 Newco undertakes to use best endeavours from Completion until 31 March 2002 to execute all its sales expediently and substantially within the same timeframes as purchase orders were fulfilled in the 12 month period before Completion.

7.9 Newco undertakes to deliver the management accounts necessary to determine the 2001 Performance Consideration to Elcom Holdings by 31 January 2002 and the management accounts necessary to determine the 2002 Performance Consideration to Elcom Holdings by 30 April 2002.

7.10 Newco undertakes to act in good faith pursuant to the Offer and will not take any steps which are substantially motivated by a desire or intention to avoid or reduce a payment being made (or falling due to be made) by Newco under this clause 7.

8         Completion Balance Sheet

8.1 The parties shall procure that, following Completion and as required by clause 8.4, a Completion Balance Sheet showing the Value of the Assets and the Balance Sheet Assumed Liabilities as at the Effective Time of Sale is prepared. For the purpose of preparing the Completion Balance Sheet the valuation policies, principles and practices applied in preparing the Audited Accounts (the "Applicable Accounting Policies") shall be used except that:

          8.1.1 all rent deposits held and paid in respect of the Properties shall be treated in the same way as in the November Management Accounts (even though those deposits are Excluded Liabilities and Excluded Assets);

          8.1.2 provisions and accruals shall be made to the level made in the November 30, 2001 Management Accounts (in the Agreed
                    Form) to the extent referable to the Business, as adjusted for movements in the ordinary course of business since that date and including all liabilities arising under purchase orders raised in the ordinary course made before the Effective Time of Sale, except that the Excluded Liabilities shall not be included as liabilities in the calculation of the Balance Sheet Assumed Liabilities.

8.2 The "Value of the Assets" means the aggregate value of the Assets as shown in the Completion Balance Sheet except that no value shall be attributed to the Goodwill.

8.3 The "Balance Sheet Assumed Liabilities" means all liabilities and obligations of the Elcom Group as at the Effective Time of Sale in connection with the Business to the extent provided for in the Completion Balance Sheet.

8.4 Schedule 2 gives a pro forma example of the Completion Balance Sheet (based on the November Management Accounts), which Elcom and Newco each agree represents the position as it would have been as at that date. On the basis of that pro forma Completion Balance Sheet Newco would pay Elcom Holdings (Pound Sterling)259,678 under clause 3.2 and Elcom would pay Newco nothing under clause 3.3.

8.5 The Completion Balance Sheet shall be prepared by Newco and (if Elcom so requires) audited by Elcom Holdings" auditors and Newco shall procure that a draft of the Completion Balance Sheet (as so audited) shall be delivered to each of Elcom Holdings and Newco within sixty days of Completion. If Elcom Holdings disputes the determination of the Value of the Assets or the Balance Sheet Liabilities it shall notify Newco in writing of the matters disputed within twenty business days of receipt of the draft Completion Balance Sheet. If it fails to do so it shall be deemed to have agreed the draft Completion Balance Sheet and the statements of the Value of the Assets or the Balance Sheet Liabilities as shown in it. If any disputed matters are notified within the required time and are not resolved within ten business days of the end of the twenty business day period referred to above, that dispute shall be referred for final settlement to a firm of chartered accountants nominated jointly by the Newco and Elcom Holdings or, failing a joint nomination within 14 days, after request by either Newco or Elcom Holdings, nominated at the request of either of them by the president for the time being of the Institute of Chartered Accountants in England and Wales. The accountants may call for and inspect such documents as they reasonably consider necessary. In making their determination the accountants shall act as experts and not as arbitrators, and (in the absence of manifest error) their decision shall be final and binding on the Newco and Elcom Holdings. Their fees shall be borne and paid by Newco and Elcom Holdings in the proportions determined by the accountants.

9         Liabilities

9.1 Newco shall assume liability in respect of and discharge and carry out the Assumed Liabilities in accordance with any terms applying to them and notify Elcom Holdings in writing as soon as it or Newco Management believes it has discharged all the Assumed Liabilities.

9.2 Newco shall indemnify the Elcom Group in respect of all liabilities, costs, actions, proceedings, claims and demands referable to the Assumed Liabilities (including, without limitation, referable to a breach of any contractual arrangement to which an Assumed Liability relates). If Elcom considers it desirable to take preventative action with a view to avoiding or mitigating claims under this clause 9 in circumstances where it considers such action necessary to protect the goodwill of the Retained Business, Elcom shall consult with Newco before taking any such action and Newco shall bear the costs of any reasonable actions taken by the Elcom Group. In all other circumstances Elcom shall consult with Newco before taking any such action (and obtain Newco"s consent to any such action where it could damage the commercial interests of the Business or accelerate the time for payment or discharge of an Assumed Liability) and Newco shall bear the cost of any reasonable preventative action taken by the Elcom Group.

9.3 The Elcom Group shall indemnify Newco in respect of all liabilities, costs, actions, proceedings, claims and demands which are or arise from the Excluded Liabilities. If Newco considers it desirable to take preventative action with a view to avoiding or mitigating claims under this clause, Newco shall consult with Elcom before taking any such action (and obtain Elcom"s consent to any such action where it could damage the commercial interest of the Retained Business or accelerate the time for payment or discharge of an Excluded Liability) and Elcom shall bear the cost of any reasonable preventative action taken by Newco.

9.4 Without prejudice to clause 9.3, Elcom Holdings shall, on Newco"s request, provide particulars of the outstanding amounts it owes in relation to the Business and of any disputes which exist in relation to them. To the extent that those liabilities are not contained in the Assumed Liabilities, Elcom Holdings shall, in consultation with Newco and in accordance with any reasonable request by Newco discharge such liabilities that, in Newco"s reasonable opinion, need to be discharged in the manner it requests aforesaid if the relationships of the Business with creditors concerned would otherwise be substantially adversely affected.

9.5 Subject to the provisions of clause 9.6, where any Assumed Liabilities are covered by any insurances of the Elcom Group in force at the Effective Time of Sale then, whether or not the rights of the Elcom Group to make a claim under such insurances in respect of such Assumed Liabilities form part of the Ancillary Rights, Elcom shall, at the expense of Newco, do everything reasonably within its power and requested by Newco which is permitted by such insurances to seek recovery thereunder in respect of the Assumed Liabilities concerned. If recovery pursuant to this clause
          9.5 is made, any amount payable by Newco under its indemnity contained in clause 9.2 shall be reduced by the net amount of that recovery.

9.6 If the making of a claim under clause 9.5 would result in an increase of Elcom"s premium for, or have any other adverse affect in respect of, Elcom"s insurance cover, Elcom shall consult with Newco and:

          9.6.1 if so agreed with Newco, shall bring a claim under that insurance, but only once Newco has undertaken, in a form satisfactory to Elcom, to indemnify Elcom in respect of any and all premium increases or other adverse affects referable to the bringing of that claim; or

          9.6.2 if an agreement with Newco pursuant to clause 9.6.1 cannot be reached within a reasonable time, Elcom may decline bringing a claim under the relevant insurance.

9.7 Subject to the provisions of clause 9.8, where any Excluded Liabilities are covered by any insurances of Newco then Newco shall, at the expense of Elcom, do everything reasonably within its power and requested by Elcom which is permitted by such insurances to seek recovery thereunder in respect of the Excluded Liabilities concerned. If recovery pursuant to this clause 9.7 is made, any amount payable by the Elcom Group under its indemnity contained in clause 9.3 shall be reduced by the net amount of that recovery.

9.8 If the making of a claim under clause 9.7 would result in an increase of Newco"s premium for, or have any other adverse affect in respect of, Newco"s insurance cover, Newco shall consult with Elcom and:

          9.8.1 if so agreed with Elcom, shall bring a claim under that insurance, but only once Elcom has undertaken, in a form satisfactory to Newco, to indemnify Newco in respect of any and all premium increases or other adverse affects referable to the bringing of that claim; or

          9.8.2 if an agreement with Elcom pursuant to clause 9.8.1 cannot be reached within a reasonable time, Newco may decline bringing a claim under a relevant insurance.

10        Employees

10.1 Newco and Elcom Holdings confirm their understanding that the TUPE Regulations will apply to the transaction effected by accepting the Offer so that on Completion the employment of the Employees (and all rights, liabilities and obligations in relation to them arising from their employment) shall transfer to Newco.

10.2 Elcom shall comply with its obligations under regulation 10 of the TUPE Regulations and shall supply Newco with the information required by regulation 10(3) of the TUPE Regulations.

10.3      Elcom   Holdings   shall   indemnify   Newco  against  all  reasonable
          liabilities incurred by Newco as a result of claims by or on behalf of any Employee arising out of or in connection with:

          10.3.1 a failure by Elcom to comply with its obligations under Regulation 10 of the TUPE Regulations save where that failure is the result of any act or omission in respect of Regulation 10 of TUPE Regulations by Newco;

          10.3.2 an act or omission by Elcom made on or before the Effective Time of Sale in connection with the employment of an Employee; and

          10.3.3 the termination by Elcom of the employment of any of the Employees on Completion save for claims in respect of actions taken at the written request of, or with the written approval of, Newco.

10.4 Newco shall indemnify each and every member of the Elcom Group against liabilities incurred by that member of the Elcom Group as a result of claims by or on behalf of any Employee arising out of or in connection with:

          10.4.1 a failure by Newco to comply with its obligations under Regulation 10 of the TUPE Regulations save where that failure is due to any act or omission of any member of the Elcom Group in relation to any duties it may have under Regulation 10 TUPE Regulations;

          10.4.2    an act or omission of Newco occurring after Completion;

          10.4.3 the termination by Newco of the employment of an Employee after Completion; or

          10.4.4 an objection by any Employee to transferring to Newco under Regulation 5(5) TUPE Regulations other than claims in respect of actions taken at the written request of, or with the written approval of, the relevant member of the Elcom Group and claims relating to any breach by Elcom of regulation 10 of the TUPE Regulations (otherwise then by reason of a breach of clause 10.2 by Newco).

10.5 If any contract of employment of any Employee is deemed not to have transferred on Completion to Newco then Elcom shall inform Newco as soon as reasonably practicable that the employee has not transferred and within 30 calendar days Newco may offer employment to the employee on the same terms and conditions as he was engaged by Elcom. In any event 30 days after notifying Newco under this clause 10.5, and irrespective of whether an offer of employment is made or accepted, Elcom may terminate the Employee"s contract of employment forthwith and Newco shall indemnify Elcom against any reasonable costs arising from any claims, demands or proceedings brought directly in connection with that termination.

10.6 If any contract of employment of any employee other than an Employee is deemed to have transferred on Completion or by reason of acceptance of the Offer or Completion to Newco then Newco shall inform Elcom as soon as reasonably practicable that the employee has transferred and within 30 calendar days Elcom may re-employ or offer employment to the employee. In any event 30 days after notifying Elcom under this clause 10 irrespective of whether an offer to re-employ the employee or an offer of employment has been made or accepted Newco may terminate the employee"s contract of employment forthwith and Elcom shall indemnify Newco against any reasonable costs arising from any claims, demands or proceedings brought directly in connection with that termination.

10.7 Newco warrants that all amounts which any member of the Elcom Group has been contractually obliged to pay into personal pension plans of the Employees before acceptance of the Offer have been duly paid and that so far as it is aware all such amounts due to have been so paid into personal pension plans of any other full time employees of the Business since the Accounts Date have been duly paid and Newco undertakes to indemnify each member of the Elcom Group in respect of any breach of this warranty. Newco further warrants that Newco Management are not aware of any other pension related liability that a member of the Elcom Group may owe any person who has been an employee of the Business as a result of any action taken by (or on the instruction of) any of Newco Management without the knowledge of Elcom Management.

11        Debtors

11.1      Following Completion Elcom shall, subject to clause 11.2:

          11.1.1 permit Newco in the name and on behalf of Elcom to take such steps (including but not limited to bringing and pursuing legal proceedings) for the purposes of recovering Book Debts PROVIDED ALWAYS THAT Newco shall first indemnify Elcom to its reasonable satisfaction against any costs expenses or other liability it may thereby incur;

          11.1.2 hold all sums of monies and securities representing any Book Debt received by it upon trust for Newco and separately from all other monies and like securities of the Elcom Group, until accounting to Newco for the same as provided below;

          11.1.3 promptly and in any event within three Business Days of receipt account to Newco for the amounts collected or received by it in respect of Book Debts less any reasonable expenses incurred by it in the course of such collection or receipt;

          11.1.4 (subject always to any bona fide direction by the person paying the same), apply any monies received by it from any person indebted in relation to the Book Debts in liquidation of such Book Debts owing by such person in priority to any debts due to it from such person and which were incurred subsequent in time;

          11.1.5 not without prior written consent of Newco effect or purport to effect any settlement compromise or release of any claim in respect of any of the Book Debts nor without such consent institute carry on defend compromise abandon or submit to judgment in any legal or arbitration proceedings in connection therewith; and

          11.1.6 provide to Newco promptly after request such information and other evidence in relation to Book Debts and its performance of its obligations under this clause 11 as Newco shall from time to time reasonably require.

11.2 The provisions of clause 11.1 shall be subject to the terms of the Lloyds TSB Novation Agreement and Elcom shall not do or be obliged to do anything which would result in it being in breach of that Agreement.

11.3      Newco shall use all  reasonable  endeavours  to collect  the  Relevant
          Debts and (subject always to any bona fide direction by the person paying the same), apply any monies received by it from any person indebted in relation to a Relevant Debt in liquidation of the first of such Relevant Debts owing by such person in priority to any other debts due from such person.

11.4 Newco undertakes to indemnify Elcom in respect of any liability or loss that Elcom may incur as a result of or in connection with any Relevant Debt.

12        Adverse claims resulting from Elcom Management actions

12.1 In this clause 12 references to "Relevant Actions" are to documents signed or actions or steps taken by, or on the instructions of, any member or members of Elcom Management in their capacity (or purported capacity) as a director or directors of any member of the Elcom Group without the knowledge of any of Newco Management and the existence of which is not known to any of Newco Management at or before the time of its acceptance of the Offer.

12.2      Clause 12.4 shall apply if:

12.2.1    due to any Relevant Actions any of the Assets or Property Assets is:

          (a) not owned by a member of the Elcom Group (or the ownership interest of the Elcom Group is less than it would have been but for the Relevant Actions) for these purposes the fact that an Asset or Property Asset in the obligation of Elcom to sell it or procure its sale is defined by reference to the extent of the present right or interest of a member of the Elcom Group shall be ignored, or

          (b) subject to any security interest, finance lease obligation or other similar encumbrance; or

          (c) subject to any possessory lien securing Excluded Liabilities (those Assets and Property Assets being "Flawed Assets") and/or;

          12.2.2 an Assumed Liability arises or has arisen due to Relevant Actions (each such liability being an "Elcom Liability").

12.3      Elcom shall:

          12.3.1 in the case of each Flawed Asset do everything reasonably within its power to procure that Newco shall hold such title to the Flawed Asset as it would have held but for the Relevant Actions as a result of which the Asset became a Flawed Asset;

          12.3.2 to the extent that Newco would not have suffered loss in respect of a Flawed Asset or an Elcom Liability but for the Relevant Actions, indemnify Newco against any losses and/or liabilities which it incurs as a result of any claim by the true owner of and/or any holder of any encumbrance arising by reason of the Relevant Actions over the Flawed Asset or reasonably incurred by Newco as a result of the Elcom Liability; and

          12.3.3 if a Flawed Asset proves not to be owned by a member of the Elcom Group then no purchase price shall be payable for that Encumbered Asset and any sums previously paid by Newco to Elcom by way of consideration in respect of it shall be refunded by Elcom to Newco together with interest thereon from the date the consideration was paid (or assumed by way of Assumed Liability) to the date of payment at a rate (as well after as before judgement) of 2% above the base rate for the time being of Lloyds TSB Bank plc.

12.4 If an Assumed Liability becomes or is determined to be an Elcom Liability Newco may by written notice to Elcom redesignate it as an Excluded Liability but until so designated it shall continue as an Assumed Liability but without prejudice, in either event, to the rights of Newco under clause 12.3. If Newco elects to redesignate the Assumed Liability concerned as an Excluded Liability it will pay to Elcom the amount, if any, provided for that Assumed Liability in the Balance Sheet Assumed Liabilities (less any amounts previously paid by Newco in respect of the Assumed Liability to third parties or to Elcom under this clause
          12). If whilst the Elcom Liability remains an Assumed Liability Elcom makes a payment in accordance with 12.3 in respect of it then Newco shall reimburse to Elcom an equivalent amount up to a maximum amount equal to the amount attributed to the liability in the Balance Sheet Assumed Liabilities taken into account in determining the Completion Balance Sheet.

13        Contracts and Ancillary Rights

13.1 Newco shall take all reasonable steps (with the assistance of Elcom to the extent reasonably possible) to procure that third parties to Consent Contracts consent to the substitution of Newco in place of Elcom Holdings as a party thereto (or the assignment of Elcom"s rights thereunder to Newco) as from the Effective Time of Sale and where a novation is required shall endeavour to effect the novation on terms that are as near as may be to the terms of the Pro Forma Novation Deed.

13.2      Pending  the   obtaining  of  consent   under   clause  13.1,   or  in
          circumstances where consent is not obtained, in relation to each Consent Contract:

          13.2.1 the relevant Consent Contract shall not be assigned or shall be deemed not to have been assigned to Newco but to the extent possible without breaching its terms, Elcom Holdings or Elcom Technology (as appropriate) shall hold its interest in the relevant Contract on trust for Newco;

          13.2.2 Elcom shall (so far as it lawfully may) give all reasonable assistance to Newco, at the request and cost of Newco, to enable Newco to enforce Elcom"s rights under the relevant Consent Contract;

          13.2.3 Elcom shall, upon receipt, deliver to Newco any documents or monies concerning or relating to the relevant Consent Contract;

          13.2.4 Newco shall (if sub-contracting is permissible under the relevant Consent Contract) as sub-contractor for Elcom perform all the obligations of Elcom for its own account and indemnify Elcom in respect of any failure by Newco to perform obligations it has assumed as a sub-contractor;

          13.2.5 if the relevant Consent Contract does not permit sub-contracting, Elcom and Newco will make such other reasonable arrangements between themselves (at Newco"s cost) as may be permissible to implement as far as possible the effective transfer of the benefit and obligations of the relevant Consent Contract to Newco; and

          13.2.6 (so far as it lawfully may) Elcom shall give to Newco the benefit of the relevant Consent Contract to the same extent as if Newco has been substituted for it and act under the reasonable direction of Newco but Elcom shall have no liability to Newco in respect of the relevant Consent Contract arising out of or in connection with its termination, variation or amendment by Newco after the Completion Date and Newco shall indemnify Elcom Holdings in respect of any liability so arising.

13.3 In relation to a Contract which is for the supply of goods if the supplier delivers goods to Elcom, Elcom shall receive them as agent for Newco, notify Newco of the delivery and shall, against payment by Newco of its reasonable charges and out of pocket expenses for doing so, keep the goods safe and secure and make them available for collection by Newco.

13.4 Subject to the provisions of the Offer and the Ancillary Offer Documents, on Completion, all documents and arrangements between Elcom Holdings and a company under its control or associated with it by common ownership, insofar as they affect the Business, the Assets or the Assumed Liabilities, shall be cancelled by mutual consent of the Elcom Holdings and Newco.

13.5 Newco shall take all reasonable steps to perform, in accordance with its normal business standards (which shall be no less beneficial to customers than those offered by Elcom), the obligations of Elcom to provide after-sales service or to meet warranty claims of customers arising in the normal course of the Business as a result of transactions carried out by Elcom prior to the Completion Date.

13.6 Elcom shall refer to Newco all enquiries and orders it receives within six months after the Completion Date relating to the Business.

13.7 The provisions of clauses 13.1 and 13.2 shall apply mutatis mutandis to any Ancillary Rights which require the consent of a third party for their assignment or novation to Newco.

14        Value added tax

14.1 Elcom Holdings and Newco intend that the sale of the Assets and transfer of the Business shall be treated with effect from Completion as a transfer of part of the business of the Elcom Group as a going concern for the purposes of section 49 of VATA and Article 5 of the Value Added Tax (Special Provisions) Order 1995 and shall be treated as neither a supply of goods nor a supply of services for the purposes of VATA.

14.2      Newco undertakes to Elcom Holdings that:

          14.2.1 after Completion the Assets will be used by it in carrying on the Business (being the same kind as that carried on by Elcom Holdings); and

          14.2.2 Newco is already, or will as a result of the transfer of the Business immediately on Completion become, a taxable person (as defined in section 3 of VATA).

14.3 The parties shall agree a form of letter to be sent by Elcom Holdings to the HM Customs and Excise ("Customs") office responsible for the VAT affairs of Elcom Holdings and copied to such office as is responsible for the VAT affairs of Newco on Completion seeking written confirmation that the sale is to be treated as a transfer of a going concern for VAT purposes within Article 5 of the VAT Regulations.

14.4 If Customs determine that the sale of the Business is not a transfer of a going concern within Article 5 of the VAT Regulations:

          14.4.1 Elcom Holdings shall account to Customs for the VAT plus any interest, penalty or surcharge for which it (or the representative member of its VAT group) is liable as a result of the sale of the Business (the "Chargeable VAT") on the date that the Chargeable VAT is due or as soon as reasonably practicable following determination by Customs that the sale of the Business is not a transfer of a going concern within Article 5 if that determination is made after the due date (this being without prejudice to the obligation of Newco to pay VAT in addition to the Consideration); and

          14.4.2 Newco shall, on the day that Elcom Holdings delivers a valid VAT invoice (together with a statement of the Chargeable
                    VAT) to  Newco,  pay to

                    Elcom Holdings a sum equal to the Chargeable VAT.

14.5      In relation to the VAT records of the Business:

          14.5.1 on or immediately after Completion Elcom Holdings shall apply to Customs for a direction that all VAT records which Newco is required to preserve for any period under section 49(1)(b) of and paragraph 6 of schedule 11 to the VATA (the "VAT Records") shall be preserved by Elcom Holdings (a "Record Direction") and Elcom Holdings shall provide Newco with a copy of the response by Customs forthwith on receipt by Elcom Holdings;

          14.5.2 if Customs make a Record Direction Elcom Holdings will preserve the VAT Records for such period as may be required by law and during that period shall permit Newco or its agents to inspect, and, at its expense, make copies of those parts of the VAT Records as are relevant to the Business; and

          14.5.3 if Customs do not make a Record Direction within 90 days of Completion Elcom Holdings shall at Newco"s request make the VAT Records available to Newco for collection and Newco shall subsequently permit any member of the Elcom Group or their agents to inspect and make copies of those VAT Records.

14.6 If following Completion Newco wishes in the ordinary course of the Business to issue a credit or rebate to a customer or other third party in respect of a Relevant Debt in circumstances where the debt was invoiced inclusive of VAT falling within the Excluded Liabilities, Elcom will, if so requested by Newco and if it may properly do so, promptly issue to the customer or third party a VAT credit note to the extent of the VAT element of the credit concerned.

15        Books and Records

15.1 Newco will for a period of six years from Completion keep safely all Records which have been delivered to Newco pursuant to its acceptance of the Offer and shall afford Elcom and its agents and professional advisers reasonable access thereto so long as shall be necessary to enable them to deal with the liabilities of Elcom in respect of the period up to the date of Completion or to perform its obligations, or enforce its rights in respect of the arrangements contemplated in this document or the Ancillary Offer Agreement or for the purposes of the Retained Business and Newco will permit Elcom and its agents and professional advisers to take (free of charge) copies of such Records and extracts therefrom for the foregoing purposes, subject to keeping the same confidential as required by the terms of the Offer.

15.2 Elcom will for a period of six years from Completion keep safely all the Retained Records relating to the Business and/or Assets and shall afford Newco or its agents or professional advisers reasonable access thereto and will permit it or such agents and professional advisers to take (free of charge) copies of such books, records, documents and information and extracts therefrom subject to it keeping confidential any confidential information therein which relates to the Elcom Group.

16        Elcom Warranties

16.1 Elcom Holdings warrants to Newco that except as fairly set out in the Elcom Disclosure Letter (if there is one), the statements in part I of schedule 5 are accurate.

16.2 References in the Elcom Warranties or elsewhere in this document to the awareness or knowledge of Elcom Holdings are to the knowledge or awareness of Elcom Management.

16.3 Each of the Elcom Warranties is without prejudice to the other Elcom Warranties and, except where expressly stated otherwise, no clause governs or limits the extent or application of the other clauses.

16.4 No claim under the Elcom Warranties may be made unless written notice of the claim concerned has been given to Elcom Holdings before 30 June 2003 and even then any such notified claim shall (except to the extent previously settled or withdrawn) be deemed irrevocably withdrawn if legal proceedings in respect of it have not been issued and served on the proposed defendant(s) within twelve months of its notification.

16.5 No individual claim may be made under the Elcom Warranties for an amount less than (Pound Sterling)5,000 or unless and until the aggregate amount of all such claims under the Elcom Warranties exceeds (Pound Sterling)50,000 in which event the full amount (and not merely the excess) shall be recoverable.

16.6 In the absence of fraud or wilful concealment, the aggregate liability of the Elcom

          Group   under  the  Elcom   Warranties   shall   not   exceed   (Pound
          Sterling)500,000.

16.7 The rights of Newco under the Elcom Warranties are without prejudice and in addition to its rights under any other provision of this Offer and/or any Ancillary Offer Document but there shall be no right of recovery under the Elcom Warranties to the extent that recovery has already been made by Newco under any other such provision in respect of the same subject matter or liability.

16.8 Nothing in the Offer or the Ancillary Offer Document shall affect the common law duty of Newco to mitigate any loss or damage suffered by it by reason of any breach of the Warranties.

17        Newco"s warranties

17.1 Newco warrants to Elcom Holdings that except as fairly set out in the Newco Disclosure Letter (if there is one), the statements in part II of schedule 5 are accurate.

17.2 References in the Newco Warranties or elsewhere in this document to the knowledge or awareness of Newco are to the knowledge or awareness of Newco Management and of any other shareholders of Newco at the Effective Time of Sale. For the purposes of construing the Newco Warranties a matter shall be deemed to be material if it involves an actual or potential value, liability payment or receipt of (Pound Sterling)50,000 or more.

17.3 Each of the Newco Warranties is without prejudice to the other Newco Warranties and, expect where expressly stated otherwise, no clause governs or limits the extent or application of the other clauses.

17.4 No claim under the Newco Warranties may be made unless written notice of the claim concerned has been given to Newco before 30 June 2003 and even then any such notified claim shall (except to the extent previously settled or withdrawn) be deemed irrevocably withdrawn if legal proceedings in respect of it have not been issued and served on Newco within twelve months of its notification.

17.5 No individual claim may be made under the Newco Warranties for an amount less than (Pound Sterling)5,000 or unless and until the aggregate amount of all such claims under the Newco Warranties exceeds (Pound Sterling)50,000 in which event the full amount (and not merely the excess) shall be recoverable.

17.6 In the absence of fraud or wilful concealment, the aggregate liability of Newco under the Newco Warranties shall not exceed (Pound Sterling)500,000.

17.7 The rights of Elcom Holdings under the Newco Warranties are without prejudice and in addition to its rights under any other provision of the Offer and/or any Ancillary Offer Document but there shall be no right of recovery under the Newco Warranties to the extent that recovery has already been made by Elcom Holdings or any other member of the Elcom Group under any other such provision in respect of the same subject matter or liability.

17.8 Nothing in the Offer or the Ancillary Offer Document shall affect the common law duty of Elcom Holdings to mitigate any loss or damage suffered by it by reason of any breach of the Elcom Warranties

18        Names

18.1 Elcom Holdings shall procure that, on Completion, the companies listed in the first column of the below list duly pass special resolutions to change their respective names to those stated in the second column opposite the relevant company"s current name or such other name as may be agreed between Elcom Holdings and Newco and deliver filing copies or originals of such special resolutions (signed by a duly authorised officer thereof) to Newco which agrees to file the same with the Registrar of Companies (at Elcom"s expense):

          Elcom Technology (Company
          No.  02977666)                Elcom  Holdings  Limited

          Elcom  Holdings  (Company
          No. 02838561)                 Elcom Systems Limited

          AMA (UK) Limited (Company
          No. 2846252)                  Elcom 5 Limited

          Portable Computers Limited
          (Company No. 2448018)         Elcom 6 Limited

          Elcom Systems Limited
          (Company No. 3141508)         Elcom 7 Limited

18.2 Elcom shall not and shall procure that no other member of the Elcom Group shall after Completion directly or indirectly use as a business or trade name in the UK or Eire:

          18.2.1    the Domain Names or the names "Elcom Information  Technology
                    Limited"   or   "Elcom   Information    Services   Limited",
                    "Starbuyergold" or ;

          18.2.2 the names "Portable Computers" or "AMA" or "AMA (UK)" or any names similar thereto or liable to be confused therewith.

18.3 Members of the Elcom Group shall be entitled to continue to use the Business IPR to the extent that it is currently used in the context of the Retained Business.

18.4 To the extent that any of the Domain Names or related rights is registered in the name of or under the control of Tony Davis, Newco Management shall procure that Mr Davis signs all relevant forms to ensure the Domain Names are transferred to Newco.

18.5 Newco undertakes to file the change of name documents delivered to it in accordance with clause 4.2.3 with the registrar of companies as soon as reasonably practicable following Completion.

18.6 Newco undertakes that following Completion it shall not, except as expressly permitted under any Ancillary Offer Document or written agreement entered into between Newco and any member(s) of the Elcom Group, use any business or trade name incorporating the word "Elcom" expect for the names "Elcom Information Technology", "Elcom Information Services" or "Elcom.co.uk" (whether with or without the word "Limited" or "plc" accompanying the same).

19        Restrictive covenant

19.1 To assure to Newco the full benefit of Business Elcom undertakes, subject to clauses 19.6 and 19.7, by way of consideration for the obligations of Newco resulting from Newco"s acceptance of the Offer, as separate and independent undertakings, that Elcom shall procure that no member of the Elcom Group shall without Newco"s prior written consent:

          19.1.1 disclose to another person or itself use for any purpose, and shall use all reasonable endeavours to prevent the publication or disclosure of, information concerning the Business or Assets or the transactions or affairs of the clients or customers of the Business to the extent referable to their dealings with the Business, of which it has knowledge except for disclosure (i) required by law or applicable regulation or (ii) on a confidential basis to its professional advisers or (iii) of information that has come into the public domain through no breach of the Offer or any of the Ancillary Offer Documents or (iv) for use of information in the proper enjoyment of its rights under the Offer or an Ancillary Offer Document;

          19.1.2 for three years after Completion, either on its own account or for another person, directly or indirectly solicit, interfere with or endeavour to entice away from Newco in a manner which might reasonably be expected to be prejudicial to the interests of Newco a person who, to the knowledge of the relevant member of the Elcom Group, is, or has, during the two years preceding Completion, been (i) a client or customer of the Business, (ii) a Restricted Employee of Newco, or (iii) a Former Restricted Employee of Newco or the Elcom Group in relation to the Business;

          19.1.3 for three years after Completion, in relation to a business which is substantially the same as or in direct competition with the Business and in a manner which might reasonably be expected to be prejudicial to the interests of Newco either on its own account or for another person, directly or indirectly supply goods or services to a person who, to its knowledge, is, or has during the two years preceding
                    Completion been, a client or customer in the habit of dealing with Elcom in relation to the Business; and

          19.1.4 for three years after Completion, carry on or be engaged or concerned within the UK or Eire, in a business which is substantially the same as or in direct competition with the Business, or a material part of it, as now carried on.

19.2 To assure to Elcom Holdings and Elcom Systems the full benefit of the Retained Business, Newco undertakes, subject to clauses 19.5 and 19.7, by way of consideration for the obligations of Elcom Holdings resulting from Newco"s acceptance of the Offer, as separate and independent undertakings, that Newco shall not, without Elcom Holdings" prior written consent:

          19.2.1 disclose to another person or itself use for any purpose, and shall use all reasonable endeavours to prevent the publication or disclosure of, information concerning Elcom Group, the Retained Business or Excluded

                    Assets or the transactions or affairs of the clients or customers of Elcom Holdings and Elcom Systems, of which it has knowledge except for disclosure (a) required by law or applicable regulation or (b) on a confidential basis to its professional advisers, or (c) of information that has come into the public domain through no breach by Newco of the Offer or any of the Ancillary Offer Documents and (d) for the proper enjoyment of its rights under the Offer or an Ancillary Offer Document;

          19.2.2 for three years after Completion, either on its own account or for another person, directly or indirectly solicit, interfere with or endeavour to entice away from a member of the Elcom Group in a manner which might reasonably be expected to be prejudicial to the interests a member of the Elcom Group a person who, to its knowledge, is, or has, during the two years preceding Completion, been (i) a client or customer of the Retained Business or (ii) a Restricted Employee or Former Restricted Employee of a member of the Elcom Group;


          19.2.3 for three years after Completion, in relation to a business which is substantially the same as or in direct competition with the Retained Business and in a manner which might reasonably be expected to be prejudicial to the interests of Elcom or Elcom Systems either on its own account or for another person, directly or indirectly supply goods or services to a person who, to its knowledge is, or has during the two years preceding Completion been a client or customer in the habit of dealing with the Elcom Group; and

          19.2.4 for three years after Completion carry on or be engaged or concerned, within the UK or Eire with the sale of e-procurement systems other than those provided by a member of the Elcom Group, and, in a business which is essentially the same as, or in direct competition with the Retained Business or a material part of it, as now carried on.

19.3 Elcom and Newco further undertake to procure that none of their respective Subsidiary Undertakings from time to time or officers or employees does any of the matters set out (as appropriate) in clauses
          19.1 or 19.2

19.4 Elcom Holdings and Newco agree that the covenants and undertakings contained in clause 19.1 to 19.3 are reasonable and are entered into for the purpose of protecting the goodwill of their respective businesses. Accordingly the benefit of the covenants and undertakings may be assigned by each of them and their successors in title without the consent of the other.

19.5 Each covenant and undertaking contained in clauses 19.1 to 19.4 shall be construed as a separate covenant and undertaking. If one or more of them is held to be against the public interest or unlawful or an unreasonable restraint of trade, the remaining covenants and undertakings shall continue to bind, as the case may be, Elcom Holdings or Newco.

19.6 None of the following shall of itself constitute a breach of any of the covenants and undertakings contained in clause 19.1:

          19.6.1 the provision by any member of the Elcom Group (whether directly or indirectly) of technology of any electronic marketplace or electronic procurement product that includes the ability to sell and purchase information technology products (whether by a member of the Elcom Group or a third party) to any person; or

          19.6.2 the conduct of any business wholly outside the United Kingdom and Eire.

19.7 Nothing in clause 19.1 or 19.2 shall prevent Newco or a member of the Elcom Group from performing its obligations or exercising the rights granted to it under the Offer or any Ancillary Offer Document or any other agreement from time to time entered in to between Newco and any member of the Elcom Group.

20        Announcements

          Except as required by law or regulation of the US Securities and Exchange Commission, the NASDAQ National Market, the UK Listing Authority, the London Stock Exchange or the Panel on Take-overs and Mergers, no announcement or comment shall be made in relation to this document except for the announcement(s) in the Agreed Form or otherwise as specifically agreed between Elcom Holdings and Newco.

21        Rights and Waiver

21.1      The obligations of Elcom hereunder are joint and several.

21.2 The rights of Newco and Elcom Holdings in respect of a breach of the Offer shall not be affected by Completion, by investigations made by them or on their respective behalves into the Business or the Assets, by its purporting to rescind, or failing to rescind, the Offer, or (subject as provided in clause 16.4 or 17.4 (as appropriate)) exercising or failing to exercise, or delaying in exercising, a right or remedy, or (in the case of any joint and several obligation owed by more than one party to the Offer) by any release or time or indulgence or waiver given one or more but not all of them or by anything else, except a specific authorised written waiver or release. A single or partial exercise of a right or remedy provided by this document or by law does not prevent its further exercise or the exercise of another right or remedy.

21.3 Waiver by Newco or Elcom Holdings of a breach of a term of the Offer, or of a default under it, does not constitute a waiver of another breach or default nor affect the other terms of the Offer.

21.4 The rights and remedies provided in the Offer and Ancillary Offer Document are cumulative and not exclusive of any other rights or remedies.

21.5 The Offer, once constituted, and the Ancillary Offer Documents and the agreements referred therein (the "Relevant Agreements") represent the entire agreement between the parties in relation to the subject matter thereof. Save as expressly set out in any Relevant Agreement, each party acknowledges that is not entering into any such Relevant Agreement in reliance upon any warranty or representation made to it by any other party or any agent or employee thereof.

21.6 Nothing in clause 21.5 shall exclude any liability of a party in respect of any fraud or fraudulent misrepresentation by that party.

22        Contracts (Rights of Third Parties) Act 1999

22.1 Unless the right of enforcement is expressly granted, it is not intended that a third party should have the right to enforce a provision of the Offer (other than clause 23, in respect of which it is intended any relevant person shall have rights) pursuant to the Contracts (Rights of Third Parties) Act 1999.

22.2 Newco and Elcom Holdings may rescind or vary this document without the consent of a third party to whom an express right to enforce any of its terms has been provided.

23        Costs

23.1 Subject to clauses 23.2 and 23.3, expenses incurred by or on behalf of Newco or Elcom (including the fees of agents and advisers employed in connection with the negotiation, preparation or execution of this document) shall be borne by the party which incurred the liability.


23.2 Newco shall pay the stamp duty, if any, payable in respect of the Offer, this document, the transactions affected pursuant to the Offer, the Ancillary Offer Documents or other documents relating to the transactions to be effected pursuant to this Offer and all fees for registration of transfers of any Assets.

23.3 If a person other than Newco is obliged to pay any stamp duty as a result of any legal requirement to pay that duty or in order to enforce or rely on or in respect of the Offer, this document, the transactions affected pursuant to the Offer, the Ancillary Offer
          Document or other documents relating to the transactions to be effected pursuant to this Offer (or if a person other than Newco pays fees for registration of the transfer of any of the Assets) Elcom Holdings shall consult with Newco in respect of this requirement and shall take such action as Newco shall reasonably request to resist the requirement, but if stamp duty is payable, Newco shall promptly reimburse Elcom Holdings or other relevant person (together with any interest calculated at 2% above the base lending rate of Lloyds TSB from and including the date of demand for reimbursement by the relevant person to the date of reimbursement by Newco).

24        Further assurance

24.1 Following Completion Elcom shall, from time to time within two years following the Completion Date at Newco"s written request and (except to that extent that the action is required to remedy a breach by Elcom of the Offer or a breach of obligations owed to Newco pursuant to the Offer by another member of Elcom"s Group or as otherwise provided in the Property Document) at Newco"s expense (and so that no member of the Elcom Group shall in any event become liable for any associated stamp duty):

          24.1.1 execute any document and shall procure that a relevant member of the Elcom Group shall execute any document; and

          24.1.2 use reasonable endeavours to procure that a third party executes any document, reasonably necessary to vest legal and beneficial title to such of the Assets.

24.2 Following Completion Newco shall, from time to time within two years following the Completion Date at Elcom"s written request and at Newco"s expense:

          24.2.1    execute any document of novation or release;


          24.2.2    subject to clause 24.3, execute any other document; and

          24.2.3 use reasonable endeavours to procure that a third party executes any document, reasonably necessary to relieve members of the Elcom Group from liabilities and obligations in respect of Assumed Liabilities.


24.3 Elcom shall consult with Newco before requiring Newco to execute any document other than a novation or release pursuant to clause 24.2 and shall not require Newco to execute a document if by doing so it would result in Newco incurring a liability to Tax provided that Newco first agrees to put Elcom in to the same financial position that Elcom would have been in if Newco had executed the relevant document.

25        Assignment

25.1 Except as expressly provided in this document, no rights of a party to the Offer may be transferred.

25.2      Newco or any  member  of the  Elcom  Group or any  permitted  assignee thereof may transfer its rights under the Offer to a Subsidiary Undertaking thereof or, by way of security, to any financiers thereof and any such financier may further transfer such rights on any lawful exercise of its rights under such security, but Newco or the relevant member of the Elcom Group (the "Assignor") shall procure the re-transfer to it of any transferred right before a relevant Subsidiary Undertaking ceases to be a Subsidiary Undertaking of the Assignor.

26        Communications

26.1 Communications between the Newco and any member of the Elcom Group with respect to this document shall be in writing and shall:

          26.1.1 be delivered by hand, or sent by first class prepaid post (or airmail if sent outside Great Britain) to the registered office for the time being of the addressee (and, in the case of any member of the Elcom Group, also to 349 Edinburgh Avenue, Slough, Berkshire SL1 4TU) for the attention of the Managing Director of Elcom Systems Limited or to such other address in Great Britain as the addressee notifies for the purpose of this clause 26; or

          26.1.2 be sent by facsimile to the facsimile numbers stated below or as notified for the purpose of this clause 26.

26.2 In the absence of evidence of earlier receipt, communications shall be deemed to have been received as follows:

          26.2.1 (if sent by post within Great Britain) two Business Days after posting;

          26.2.2 (if sent by post outside Great Britain) five Business Days after posting;

          26.2.3 (if delivered by hand) on the day of delivery, if delivered at least two hours before the close of business hours on a Business Day, and otherwise on the next Business Day; or

          26.2.4 (if sent by facsimile) at the time of transmission, if received at least two hours before the close of business hours on a Business Day, and otherwise on the next Business Day.

26.3 For the purposes of this clause 26, "business hours" means between the hours of 10.00 and 18.00 inclusive, London time.

26.4 In proving service it shall be sufficient to prove that personal delivery was made, or that the envelope containing the notice was properly addressed and stamped and placed in the post or that the facsimile transmission was transmitted to the specified number and a confirmatory transmission report received.

26.5 A copy of all Communications addressed or served on Elcom must also be sent to the Chief Financial Officer, Elcom International Inc., 10 Oceana Way, Norwood, MA 02062 USA, with a copy to the General Counsel, at the same address.

26.6 Communications addressed to Newco shall be marked for the attention of Tony Davis.

26.7      The  facsimile  numbers  referred  to in clause  26.1  are:  for Elcom
          Holdings: 001-781-769-4857; for Newco: 01753-442501

27        Invalidity

27.1 Subject to clauses 27.2 and 27.3, if a term in or provision of this document is held to be illegal or unenforceable, in whole or in part, under an enactment or rule of law, it shall to that extent be deemed not to form part of the Offer, and the enforceability of the remainder of the Agreement shall not be affected.

27.2 If a provision of this document is, or but for this clause 27 would be, held to be illegal or unenforceable, in whole or part, but would be legal and enforceable if the period or geographical application were reduced or if part of the provision were deleted, the provision shall apply with the minimum modification necessary to make it legal and enforceable.

27.3 If a provision of this document is held to be illegal or unenforceable, in whole or in part, and clause 27.2 cannot be used to make it legal and enforceable, either Elcom Holdings or Newco may request the parties bound by that provision to enter into a deed under which the relevant party or parties undertake(s) in the terms of the original provision, but subject to such amendments as the requesting person shall reasonably specify in order to make the provision legal and enforceable. Elcom Holdings and Newco shall use reasonable endeavours to agree the form of the desired deed but no party shall be obliged to enter into a deed that would increase its liability beyond that contained in the Offer, had all its provisions been legal and enforceable.

28        Proper law

          This document shall be governed by and construed in accordance with English law and the parties submit to the non-exclusive jurisdiction of the English courts.

Signed

                                   SCHEDULE 1
                                   Properties

The properties and the leases to which they are subject disclosed in schedule 1 to the Property Sale Agreement comprising the Property Document.

                                   SCHEDULE 2
                       Pro Forma Completion Balance Sheet

   Pro Forma Calculation of Consideration Using November Management Accounts

Balance Sheet as at 30 November 2001





                           Total       Excluded        Assumed

Fixed assets

Computer Hardware
& Software                1,965,809         94,971      1,870,838
Furniture Fixtures
& Equipment                 781,650                       781,650

                          2,747,459         94,971      2,652,488

Less Depreciation
to date                  (1,141,755)       (53,299)    (1,088,456)

Net Book Value            1,605,704         41,672      1,564,032
Investment in
Subsidiaries                 25,000         25,000              0

                          1,630,704         66,672      1,564,032

Current assets




Inventory                   326,119                       326,119
Trade Debtors -
assigned                  7,949,331                     7,949,331
Trade Debtors - manual
(not assigned)               79,148                        79,148
Bad Debt Provision         (513,942)                     (513,942)
Prepayments                 834,397                       834,397
Inter-Company Balances
(see below)              11,578,710     11,578,710              0
Cash at bank - Thomson
Broadcast rent deposit       25,000                        25,000
Cash at bank and in hand     12,687         12,687              0
                         20,291,450     11,591,397      8,700,053
                                                  ------------------------------

Value of the Assets (1)                                          10,264,085

Gross Value (2) ((Pound Sterling)1,360,000 plus
the Value of the Assets)                                         11,624,085


Current Liabilities

Trade Creditors         (10,607,408)                  (10,607,408)
VAT                        (322,327)      (322,327)             0
PAYE & NIC                 (141,505)                     (141,505)
--------------------------------------------------------------------------------

               ----------------------------------------------------------
               (1) Clause 8.3
               (2) Clause 3.1

Other Accruals             (797,432)      (183,500)      (613,932)
Profit Sharing Bonus
Accrual + NIC              (157,000)                     (157,000)
Lloyds TSB Current
Account                     155,438                       155,438

                        (11,870,234)      (505,827)   (11,364,407)
                                                  ------------------------------
Balance Sheet Assumed
Liabilities (3)                                                  (11,364,407)

                                                                 ---------------
                                                                 ---------------
Difference between
Gross Value and
Balance Sheet Assumed
Liabilities                                                          259,678

               -----------------------------------------------------------------
               (3) Clause 8.4

                                   SCHEDULE 3
                        Excluded Assets and Liabilities
                      Part I: Specifically Excluded Assets

1         All fixed  assets used solely by Elcom  Systems  Limited  (Company No.
          3141508)

2 All assets of Elcom Systems Limited (Company No. 3141508) other than any Domain Names and related registrations in its name specified in schedule 8

3 All investments and all assets of the members of the Elcom Group which are not used or held as assets in connection with the Business

4         Inter-company balances owing to Elcom by members of the Elcom Group

5 Any cash at bank or in hand of the Business at the Effective Time of Sale

6         The Retained Records

7 Any rent deposits made by the Elcom Group in respect of any of the Properties.

                   Part II: Specifically Excluded Liabilities

1         Inter-company  balances  owing by Elcom to any  member(s) of the Elcom
          Group;

2 Any charge to Tax (other than PAYE and national insurance liability on remuneration) of a member of the Elcom Group relating to a liability incurred before Completion including (without limitation) any VAT on goods or services which for VAT purposes are supplied or invoiced before Completion;

3 PAYE and national insurance liability relating to the "Platinum Sponge" bonus arrangement effected before Completion and professional fees relating to that scheme or any PAYE or national insurance liability relating to that scheme;

4 Liabilities that are not known to Newco or Newco Management at the time of acceptance of the Offer and are not provided for in the Completion Balance Sheet as Assumed Liabilities but relate to:

4.1 claims by third parties in respect of a service supplied by a member of Elcom before the Effective Time of Sale; or

4.2 a representation, act or omission of Elcom before the Effective Time of Sale otherwise than (i) by a member of Newco Management acting outside the scope of his ostensible authority as an employee of Elcom or (ii) in the ordinary course of the Business; or

4.3 arising from defective products or parts of products sold by Elcom before the Effective Time of Sale.

5 Claims by Specialist Computer Holdings Limited arising from the sale of the Elcom Group"s UK reseller business in 1999 and/or claims by Loft Shop.

6 Liabilities of the Elcom Group in connection with the preparation and carrying in to effect of this document and/or any Ancillary Offer Document or any other documents entered into contemporaneously with Completion.

7 Any liabilities referable to rent deposits paid under the Underleases referred to in the Property Sale Agreement comprising the Property Document.

                                   SCHEDULE 4
                                 Consideration
                          Allocation of Consideration

Goodwill                                (Pound Sterling)1,360,000

Business IPR and Domain Names           (Pound Sterling) -

Prepayments                             (Pound Sterling) -

Plant and Equipment                     (Pound Sterling) -

Stock                                   (Pound Sterling) -

Contracts                               (Pound Sterling) -

Book Debts                              (Pound Sterling) -

Records                                 (Pound Sterling) -

Ancillary Rights                        (Pound Sterling) -


Subject to adjustment under clause 3.


Where no specific amount is specified above, the consideration shall be the value attributed to the Assets concerned in the Completion Balance Sheet or (if no such value is attributed) (Pound Sterling)1 for all such Assets).

                                   SCHEDULE 5
                                   Warranties
                            Part I: Elcom Warranties


1 Each of Elcom Holdings and Elcom Technology is a company incorporated in England and Wales, duly constituted in conformity with all applicable law and regulations in all material respects and is validly existing.

2 Each of the companies within the Elcom Group making the Offer (the "Offeror Elcom Companies") has full corporate power and authority to make the Offer and enter into all other agreements to be entered into by it in accordance with the terms thereof and to carry out the transactions contemplated thereby.

3 Each of the Offeror Elcom Companies has taken all necessary corporate action to enable each of them effectively to make the Offer and to perform the Offer and all agreements and other documents entered into, or to be entered into, pursuant to the terms of the Offer, and this document and such other agreements and documents when executed, will constitute valid, binding and enforceable obligations on each of the Offeror Elcom Companies and no Offeror Elcom Company requires the consent, approval or authority of any other person to make the Offer or perform its obligations under this document.

4 Elcom has the corporate power and authority to own the Assets and operate the Business and to sell or transfer them to Newco as required by the Offer.

5 The performance of the Offer and the execution, delivery and performance of the Ancillary Agreements and all the other agreements or documents to be executed in relation to the subject matter of the Offer will not: (a) conflict with, violate or result in a breach of any provision of the constitutional documents of any member of the Elcom Group; or (b) so far as Elcom is aware (having made reasonable enquiry of its legal advisers) violate any statute or law or any judgement decree order directive regulation or rule of any court, governmental authority or supranational or trade agency

6 Save for the Offer or as expressly contemplated thereby, no member of Elcom Management has since the Accounts Date and on behalf or purported behalf of any member of the Elcom Group entered into or expressly authorised any agreement or other commitment or incurred any liability or granted any material waiver or consent or security interest in connection with or in respect of the Business of any Asset and without the knowledge of Newco Management of all material facts and circumstances relevant thereto.

7 To the best of Elcom"s knowledge, there is no current litigation or arbitration not known to Newco or Newco Management (except for the collection of debts in the ordinary course of business) and there are no proceedings pending or threatened either by or against Elcom in relation to the Business or anything which Elcom considers is likely to give rise to proceedings relating to the Business which in any such case is not known to Newco.

8 To the best of Elcom"s knowledge, there are, and have been, no agreements or arrangements not known to Newco Management affecting Elcom"s ownership of or the transfer of ownership by it, of any of the Assets except with regard to Assets whose transfer is subject to a Consent Contract.

9 No member of Elcom Management is aware of any reason not also known to Newco why the performance of the Offer and the execution delivery and performance of the Ancillary Offer Documents and all other agreements or documents to be executed in relation to the subject matter of the Offer will conflict with, violate, result in a breach of, or result in a breach of, or result in a person being entitled to terminate any agreement or arrangement relating to the Business, other than (to the extent only that consent to novate or assign such Contract to Newco is required) an agreement or arrangement constituting a Consent Contract.


                           Part II: Newco Warranties

1 Newco is a limited liability company incorporated in England and Wales, duly constituted in conformity with all applicable law and regulations in all material respects and is validly existing.

2 Newco has full corporate power and authority to accept the Offer and all other agreements to be entered into by Newco in accordance with the terms of the Offer and to carry out the transactions contemplated by the Offer.

3 Newco has taken all necessary corporate action to enable it effectively to accept the Offer and to perform its obligations in respect of the Offer and all agreements and other documents entered into, or to be entered into, pursuant to the terms of the Offer, and the Offer when accepted and such other agreements and documents when executed, will constitute valid, binding and enforceable obligations on Newco and Newco does not require the consent, approval or authority of any other person to accept the Offer or perform its obligations under the Offer.

4 Newco has the corporate power and authority to own the Assets and operate the Business.

5 The performance of the Offer and the execution, delivery and performance of the Ancillary Offer Documents and all the other agreements or documents to be executed in relation to the subject matter of the Offer will not:

          (a) conflict with, violate or result in a breach of any provision of the constitutional documents of Newco, or

          (b) so far as Newco is aware (having made reasonable enquiry of its legal advisers) constitute a breach by Newco of any statute or law or any judgement, decree, order, directive, regulation or rule of any court, governmental authority or supranational or trade agency.

6 To the best of Newco"s knowledge, there are no material Excluded Liabilities other than those specifically referred to in schedule 3.

7 To the best of Newco"s knowledge, there is no current litigation or arbitration (except for the collection of debts in the ordinary course of business) and there are no proceedings pending or threatened either by or against Elcom, and there is nothing which Newco or Newco Management considers is likely to give rise to proceedings relating to the Business.

8 To the best of Newco"s knowledge, there are, and have been, no agreements or arrangements affecting Elcom"s ownership of or the transfer of ownership by it, of any of the Assets except for the Lloyds TSB Agreements or with regard to Assets whose transfer is subject to a Consent Contract.

9 To the best of the knowledge of Newco, the performance of the Offer and the execution, delivery and performance of the Ancillary Offer Documents and all other agreements or documents to be executed in relation to the subject matter of the Agreement will not conflict with, violate, result in a breach of, or result in a person being entitled to terminate any agreement or arrangement relating to the Business, other than a Lease or an agreement or arrangement constituting a Consent Contract.

10 To the best of Newco"s knowledge, the Contracts listed in schedule 7 and the Leases constitute all the material contracts and other contractual arrangements, whether written or oral referable to the Business to which Elcom is a party, apart from the contracts of employment of the Employees and ordinary course of business purchase and sales orders.

                                   SCHEDULE 6
                                     Part I
                                   Employees

1                      MARTIN                 ATKINS

2                      JULIA                  CROSS

3                      GREGORY P              CULLEN

4                      TOM                    DUNSTER

5                      HELEN                  FAGG

6                      GARRY                  FREEMAN

7                      CAROLINE               HIGGINS

8                      SIMON                  JOHNSON

9                      NATHAN                 JONES

10                     JAMES P                LACEY

11                     MELANIE                LANDRETH

12                     SARA                   LOHRENZ

13                     NICHOLAS               MALE

14                     BRUNO                  MUNRO-LAFON

15                     KIRSTY                 OWEN

16                     KAY                    PEPLAR

17                     ADAM                   POMSON

18                     PAUL                   SHEPPARD

19                     STEVEN                 SMITH

20                     CARLY                  TOOMEY

21                     NATHAN                 VIRGIN

22                     ALISON                 BROWN

23                     ANDREW                 CLAYTON

24                     RICHARD                HUGHES

25                     CLAIRE                 HURRICKS

26                     ROSS                   PHILLIPS

27                     MARTYN                 WILLCOCK

28                     GEMMA                  KING

29                     DEBORAH                BOWEN

30                     PETER                  COMER

31                     JOHNATHAN              CRAVEN

32                     LINDA                  FRANKLIN

33                     MARK                   HARRIS

34                     WARREN G               JACKSON

35                     STUART                 JAMES

36                     SANDY                  KALSI

37                     CHERYL                 KEMP

38                     DAVE                   KEMP

39                     RORY                   KILPATRICK

40                     MARTIN                 PATRICK

41                     MARK                   RITCHIE

42                     JAMES                  SZUBINSKI

43                     RICHARD                THOMPSON

44                     STEVEN                 TIMOTHY

45                     GURVINDER              VIRK

46                     RACHAEL                WATSON

47                     ANTHONY                DAVIS

48                     JUDY                   QUOROLL

49                     PAUL                   ROUSOU

50                     MITCH                  TROUTH

51                     ANDY                   LONG

52                     JULIA                  ROBERTS

53                     PHILP                  SAMWAYS

54                     DANIEL B               WIDGER

55                     LISA                   CANNING

56                     CHRIS                  GODFREY

57                     MIKE                   HERRON

58                     Deleted                Deleted

59                     HELEN                  PARRY

60                     JEFFREY                ROPER

61                     MARK                   SARGEANT

62                     RICHARD                WOOD

63                     AYUB                   BAIG

64                     BRENDA                 BENHAM

65                     PAM                    GILL

66                     NICOLA                 HAWKINS

67                     DALJIT                 JAYMAL

68                     FARHAT                 KHAN

69                     DUGALD                 MACNEILL

70                     LEANNE                 MCENTEGGART

71                     GAYNOR                 ROBEY

72                     CAROL                  SCRIMGEOUR

73                     SUSAN                  TAYLOR

74                     SARA                   WHITROD

75                     SHEENA                 WILLIAMS

76                     WENDY S                EDMUNDS

77                     PHILIP                 GRICE

78                     TONI                   HERRING

79                     IVANKA                 HNATIUK

80                     JANET                  LEWIS

81                     JOSE                   ALVITE

82                     MICHELLE               BLACK

83                     JODY                   DAFFERN

84                     TERESA                 JAKUBOW

85                     WAYNE                  LOCKEY

86                     CAROLINE               MULHALL

87                     KENNETH                REID

88                     ALISON                 STREAK

89                     TRACEY                 TRUMAN

90                     JACQUELINE             WINSLADE

91                     DAVID                  DIGWEED

92                     TONY                   FLYNN

93                     CHRIS                  FORDHAM

94                     COLIN                  HAWTHORNE

95                     NANDKISHOR             RAJPUT

96                     MOHAMMED S             SAFIR

97                     MARK                   BATCHELOR

98                     JASON                  CLIFFORD

99                     ROSS                   CLIFFORD

100                    LOURRAINE              GREEN

101                    MICHAEL                JONES

102                    MICHAEL                MURRAY

103                    DUNCAN                 PATON


                                    Part II
                               Excluded Employees

1                      Suzanne                BARTON

2                      Stephen                BELL

3                      Daniel                 BOND

4                      Stewart                BOOTHMAN

5                      Tim                    CLARKE

6                      Philip                 EMSLEY

7                      Jason                  LODGE

8                      Coralie                MALLOY

9                      David                  NOAKES

10                     Robert                 ROUSOU

11                     Sunjiv                 SHARMA

12                     Michael                TEMPLEMAN

13                     Michael                WATSON

14                     Craig                  WOOD

                                   SCHEDULE 7
                                   Contracts


See the schedule in Agreed Form

                                   SCHEDULE 8
                       Domain Names/Registration Details



Domain Name                                   Registered holder

elcom.co.uk                                   Elcom Systems

starbuyer.co.uk                               Ian Burford

starbuyergold.co.uk                           Elcom Technology

starbuyergold.com                             Tony Davis

starbuyergold.net                             Tony Davis

Signed by                                     )
ELCOM HOLDINGS LIMITED:                       )

                                              Director
                                              /s/ Robert J. Crowell



                                              Director/Secretary
                                              /s/ Peter A. Rendall




Signed by                                     )
ELCOM INFORMATION TECHNOLOGY                  )
LIMITED                                       )
                                              )
                                              )
                                              )

                                              Director
                                              /s/ Robert J. Crowell


                                              Director/Secretary
                                              /s/ Peter A. Rendall

                                                                          Master

                         DATED                      2001




                             ELCOM HOLDINGS LIMITED

                      ELCOM INFORMATION TECHNOLOGY LIMITED




                                     OFFER

               for the sale of the business and certain assets of

                           Elcom Holdings Limited and
                      Elcom Information Technology Limited


*BERWIN LEIGHTON PAISNER (LETTERHEAD)

Adelaide House London Bridge London EC4R 9HA
Tel +44 (0) 20 7760 1000 Fax +44 (0) 20 7760 1111

                                    CONTENTS

1    Definitions and interpretation ............................1
2    Offer to sell ............................................14
3    Consideration ............................................15
4    Acceptance and Completion ................................15
5    Conduct of Business pending Completion ...................17
6    Title and risk ...........................................18
7    Performance consideration ................................18
8    Completion Balance Sheet .................................21
9    Liabilities ..............................................22
10   Employees ................................................25
11   Debtors ..................................................27
12   Adverse claims resulting from Elcom Management actions ...28
13   Contracts and Ancillary Rights ...........................30
14   Value added tax ..........................................32
15   Books and Records ........................................33
16   Elcom Warranties .........................................34
17   Newco"s warranties .......................................35
18   Names ....................................................36
19   Restrictive covenant .....................................37
20   Announcements ............................................40
21   Rights and Waiver ........................................40
22   Contracts (Rights of Third Parties) Act 1999 .............41
23   Costs ....................................................42
24   Further assurance ........................................42
25   Assignment ...............................................43
26   Communications ...........................................43
27   Invalidity ...............................................45
28   Proper law ...............................................45
SCHEDULE 1  ...................................................46
SCHEDULE 2  Pro Forma Completion Balance Sheet  ...............47
SCHEDULE 3  Excluded Assets and Liabilities   .................49
Part I: Specifically Excluded Assets    .......................49
Part II: Specifically Excluded Liabilities      ...............49
SCHEDULE 4  Consideration       ...............................51
Allocation of Consideration     ...............................51
SCHEDULE 5  Warranties  .......................................52
Part I:  Elcom Warranties       ...............................52
Part II:  Newco Warranties      ...............................53
SCHEDULE 6      ...............................................56
Part I Employees        .......................................56
Part II Excluded Employees      ...............................60
SCHEDULE 7 Contracts    .......................................62
SCHEDULE 8 Domain Names/Registration Details    ...............63


Documents in Agreed Form:
-------------------------

Domain Name Transfer Documents
Elcom Logo Licence
Lloyds TSB Novation Agreement
November Management Accounts
Pro Forma Novation Deed
Property Document
Starbuyer Trademark Licence